Dated as of October 16, 2006

Brian Lacey
53 W. 23rd Street
New York, New York 10010

Re: Employment Agreement

Dear Brian:

        I refer you to your Employment Agreement dated July 1, 2003 (the “Employment Agreement”) with 4Kids Entertainment Licensing, Inc. (“Employer”).

        This letter hereby amends the Employment Agreement as follows:

    1.        Paragraph 2 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(a)	The term of Employee’s employment hereunder (“Term”) shall commence on July 1, 2003 and shall continue until December 31, 2009 unless terminated earlier as provided in Paragraph 10 of this Agreement.”

2. Paragraph 3 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(a)	Salary. As compensation for Employee’s services during the January 1, 2002 through December 31, 2005 period of the Term, Employer shall pay Employee a salary at the rate of Three Hundred Fifty Thousand ($350,000) per year. As compensation for Employee’s services during the January 1, 2006 through December 31, 2006 period of the Term, Employer shall pay Employee a salary at the rate of Five Hundred Thousand ($500,000) per year. As compensation for Employee’s services during the January 1, 2007 through December 31, 2007 period of the Term, Employer shall pay Employee a salary at the rate of Five Hundred Fifty Thousand ($550,000) per year. As compensation for Employee’s services during the January 1, 2008 through December 31, 2009 period of the Term, Employer shall pay Employee a salary at the rate of Six Hundred Thousand ($600,000) per year. The Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) shall have the right, but not the obligation, to provide Employee with salary increases, from time to time, in the sole discretion of the Compensation Committee.”

3. Paragraph 4 (a) of your Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(a)	For the 2002-2005 period, Employee shall be eligible to participate in the bonus pool established by the Compensation Committee (the “Bonus Pool”), which Bonus Pool shall be based upon a percentage designated by the Compensation Committee of the profit before tax of 4Kids and subsidiaries. The Compensation Committee and the CEO of 4Kids, in their sole and absolute discretion, shall determine the amount of the Bonus Pool, if any, to be awarded to Employee based upon Employee’s performance during the calendar year in question. Commencing with Employer’s 2006 fiscal year, in addition to the salary specified in Paragraph 3 (a), Employee shall be entitled to receive an annual cash bonus for each full fiscal year or portion of a fiscal year during the Term based upon such quantitative and qualitative criteria as shall be established by the Compensation Committee in its sole discretion, in connection with Employer’s business plan, if any, for such fiscal year, and as such business plan may be amended from time to time.”

4. Paragraph 4 (b) (i) of your Employment Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following new first sentence:

“(b)(i)	Notwithstanding anything herein to the contrary, for each of calendar years 2002 through and including 2005, Employer shall pay Employee a minimum bonus (“MB”) of not less than One Hundred Fifty Thousand Dollars ($150,000) subject to the following reduction: the MB with respect to any calendar year during the 2002-2005 period shall be reduced by an amount equal to fifty percent (50%) of the Annual Stock Option Value (as defined below), if any, with respect to the applicable calendar year for which the MB is to be paid (“Applicable Calendar Year”).”

    5.        Paragraph 10 of your Employment Agreement is hereby amended by adding new subparagraph 10 (i):

    “(i)        Notwithstanding anything in Paragraphs 10 (c), 10 (d) or 10 (f) to the contrary, Employee shall not receive or be credited with any MB with respect to services rendered and to be rendered by Employee in calendar years 2006-2009.”

    6.        The parties agree that the following new Paragraph 19 shall be added to the Agreement:

“19.	Necessary Amendments to Comply with Section 409A. The parties hereto acknowledge that it is possible that payments to be made hereunder may be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance issued thereunder (“Section 409A”), and that the requirements of Section 409A are still being developed and interpreted at this time. Notwithstanding anything in this Agreement to the contrary, in the event that either party reasonably determines that amendments to this Agreement are necessary or appropriate in order to comply with Section 409A, including amendments necessary to ensure that such payments will not be subject to Section 409A, Employer and Employee shall negotiate in good faith to amend the Agreement on a prospective or retroactive basis, in a manner that is mutually satisfactory to the parties.”

        Except as specifically amended herein, the Employment Agreement remains in full force and effect.

        Within ten (10) business days of the execution and delivery of this letter amendment, Employer shall pay Employee the difference between the payments that Employee has received to date in 2006 calculated at the rate of $350,000 per annum and the payments that Employee would have received to date in 2006 if his salary were calculated at the rate of $500,000 per annum. For the balance of 2006, Employee shall be paid at the rate of $500,000 per annum.

        Please confirm your agreement to the foregoing Amendment to your Employment Agreement by signing and dating the enclosed copy of this letter and returning it to me.

Sincerely yours, 4Kids Entertainment Licensing, Inc.
By: /s/ Samuel R. Newborn Samuel R. Newborn

Agreed to and Accepted: By: /s/ Brian Lacey Brian Lacey Date: October 26, 2006 4Kids Entertainment, Inc. By: /s/ Samuel R. Newborn Samuel R. Newborn Date: October 26, 2006